Exhibit 4.1

AMENDMENT NO. 5

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

OF

HOLLYWOOD MEDIA CORP.

This Amendment No. 5 (this “Amendment”), dated as of September 16, 2011, to the Amended and Restated Rights Agreement, dated as of August 23, 1996, as amended by Amendment No. 1, dated as of December 9, 2002, Amendment No. 2, dated as of September 1, 2006, Amendment No. 3, dated as of January 13, 2011 and Amendment No. 4, dated as of September 2, 2011 (the “Rights Agreement”), is made by and between Hollywood Media Corp., a Florida corporation formerly known as Big Entertainment, Inc. (the “Company”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized under the laws of the State of New York (the “Rights Agent”).

WHEREAS, the current Exercise Price of the Rights under the Rights Agreement is $15.00;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may amend any provision of the Rights Agreement (other than the Redemption Price) in accordance with the terms of such Section 26;

WHEREAS, the Board of Directors of the Company has determined to amend the Exercise Price of the Rights from $15.00 to $5.00;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has approved this Amendment to the Rights Agreement; and

WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto hereby agree as follows:

FIRST:          Section 7(b) of the Rights Agreement shall be amended to replace the reference therein to $15.00 with $5.00, and all references to the Exercise Price of $15.00 in Exhibit A (the Form of Right Certificate) to the Rights Agreement shall be changed to $5.00.

SECOND:     This Amendment shall be effective as of the date hereof.

THIRD:          Nothing in this Amendment shall be construed to give to any person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Amendment; and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).

FOURTH:      The undersigned officer of the Company hereby certifies to the Rights Agent by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

FIFTH:           Except for the changes set forth herein, the provisions of the Rights Agreement shall remain in full force and effect.

SIXTH:           This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
	Name:	Mitchell Rubenstein
	Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President